                                                                     EXHIBIT 12

                           CINCINNATI MILACRON INC.
               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)


                                   1993      1992    1991      1990      1989
                                  ------     -----  ------     -----     -----
                                        DOLLARS IN MILLIONS
Earnings:
Income (loss) before income
 taxes........................... $(37.2)    $27.0  $(73.4)    $(7.8)    $39.9
Add fixed charges (see below)....   21.7      22.4    21.9      23.4      24.6
Less capitalized interest
 included in fixed charges.......    --        --      (.4)     (1.2)      --
                                  ------     -----  ------     -----     -----
Earnings as defined.............. $(15.5)    $49.4  $(51.9)    $14.4     $64.5
                                  ======     =====  ======     =====     =====
Fixed Charges:
Interest expense................. $ 15.7     $19.1  $ 19.1     $19.7     $22.5
Other adjustments(a).............    6.0       3.3     2.8       3.7       2.1
                                  ------     -----  ------     -----     -----
Fixed charges as defined......... $ 21.7     $22.4  $ 21.9     $23.4     $24.6
                                  ======     =====  ======     =====     =====
Ratio of earnings to fixed
 charges......................... $(37.2)(b)   2.2  $(73.8)(c) $(9.0)(d)   2.6
                                  ======     =====  ======     =====     =====

- --------
(a) Other adjustments represents interest capitalized and a portion of rental expense representative of an interest factor.
(b) The deficiency of $37.2 million in fiscal year 1993 results from a nonrecurring charge of $47.1 million for the consolidation of domestic machine tool manufacturing operations and nonrecurring charges totaling $22.8 million for the disposition of the Company's Sano business.
(c) The deficiency of $73.8 million in fiscal year 1991 results from a nonrecurring charge of $75.1 million for plant closing and relocation of certain machine tool manufacturing operations.
(d) The deficiency of $9.0 million in fiscal year 1990 results from a nonrecurring charge of $26.6 million for product discontinuance and the reorganization of grinding machine and certain other machine tool manufacturing operations.

NOTE:

The ratio of earnings to fixed charges is calculated by dividing fixed charges into the sum of income before taxes and fixed charges. Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of an interest factor.